Filed pursuant to Rule 424(b)(3)
Registration Statement on Form F-6
Registration No. 333-124883

CUSIP Number American Depositary Shares (1 American Depositary Share representing one (1) Fully Paid ordinary Share HK$1.00

Number	[FORM OF FACE OF RECEIPT]

AMERICAN DEPOSITARY RECEIPT

FOR

AMERICAN DEPOSITARY SHARES

representing

DEPOSITED ordinary SHARES

of

POWER ASSETS HOLDINGS LIMITED
(Incorporated under the laws of Hong Kong)

THE PROCEDURES FOR VOTING THE SHARES OF THE COMPANY DIFFER SIGNIFICANTLY FROM THOSE UTILIZED BY PUBLIC COMPANIES IN THE UNITED STATES. AS A CONSEQUENCE OF SUCH PROCEDURES, A HOLDER MAY BE UNABLE AS A PRACTICAL MATTER TO HAVE ITS VOTING PREFERENCES EXPRESSED AT A MEETING OF THE COMPANY'S SHAREHOLDERS UNLESS IT WITHDRAWS FROM THE DEPOSIT FACILITY THE SHARES REPRESENTED BY THE AMERICAN DEPOSITARY SHARES OF SUCH HOLDER (AND PAYS THE REQUISITE FEES FOR SUCH WITHDRAWAL) CAUSES THE SHARES TO BE REGISTERED IN THE HOLDER'S NAME AND ATTENDS (OR SENDS A REPRESENTATIVE TO) THE MEETING. HOLDERS MAY RECEIVE INSUFFICIENT NOTICE OF A MEETING TO PERMIT SUCH WITHDRAWAL AND REGISTRATION OF THE SHARES PRIOR TO THE RECORD DATE FOR THE MEETING.

CITIBANK, N.A., a national banking association organized and existing under the laws of the United States of America, as depositary (herein called the "Depositary"), hereby certifies that       is the owner of         American Depositary Shares, representing           deposited ordinary share each of Par Value of HK$1.00, including evidence of rights to receive such ordinary shares (the "Shares") of Power Assets Holdings Limited, a corporation incorporated under the laws of Hong Kong and previously known as “Hong Kong Electric Holdings Limited” (the "Company"). As of the date of the Deposit Agreement (hereinafter referred to), each American Depositary Share represents one (1) Share deposited under the Deposit Agreement with a Custodian, which at the date of execution of the Deposit Agreement is Citibank, N.A., Hong Kong branch. The ratio of Depositary Shares to shares of stock is subject to subsequent amendment as provided in Article IV of the Deposit Agreement. The Depositary's principal executive office is located at 388 Greenwich Street, New York, New York 10013, U.S.A.

(1) The Deposit Agreement. This American Depositary receipt is one of an issue of American Depositary Receipts ("Receipts"), executed and delivered pursuant to the Deposit Agreement, dated as of July 29, 1996 (as amended from time to time, the "Deposit Agreement"), by and among the Company, the Depositary, and all registered Holders and Beneficial Owners of Receipts from time to time of Receipts issued thereunder, each of whom by accepting a Receipt agrees to become a party thereto and. become bound by all the terms and conditions thereof. The Deposit Agreement sets forth the rights and obligations of Holders and Beneficial Owners and the rights and duties of the Depositary in respect of the Shares deposited thereunder and any and all other securities, property and cash from time to time received in respect of such Shares and held thereunder (such Shares, securities, property and cash, collectively, "Deposited Securities"). Copies of the Deposit Agreement are on file at the Principal Office of the Depositary and each Custodian.

The statements made on the face and reverse of this Receipt are summaries of certain provisions of the Deposit Agreement and the Memorandum and Articles of Association of the Company and are qualified by and subject to the detailed provisions of the Deposit Agreement, to which reference is hereby made. All capitalized terms used herein which are not otherwise defined herein shall have the meanings ascribed thereto in the Deposit Agreement. The Depositary makes no representation or warranty as to the validity or worth of the Deposited Securities.

(2) Surrender of Receipts and withdrawal of Deposited Securities. Upon surrender, at the Principal Office of the Depositary, of this Receipt and upon payment of (i) the charges of the Depositary for the making of withdrawals and cancellation of Receipts (as set forth in Article (10) hereof and Section 5.09 and Exhibit B of the Deposit Agreement) and (ii) all fees, taxes and governmental charges payable in connection with such surrender and withdrawal, and, subject to the terms and conditions of the Deposit Agreement the Company's (Memorandum and Articles of Association), Article (23) of this Receipt and the provisions of or governing the Deposited Securities and other applicable laws, the Holder hereof is entitled to the delivery, to him or upon his order, of the amount of Deposited Securities at the time represented by the American Depositary Shares evidenced by this Receipt. Such Deposited Securities shall be delivered in certificated form or by electronic delivery. Such Deposited Securities may be delivered by the delivery of (a) certificates in the name of the Holder hereof or as ordered by him or by certificates properly endorsed or accompanied by proper instruments of transfer to such Holder or as ordered by him and (b) any other securities, property and cash to which such Holder is then entitled in respect of this Receipt. Delivery shall be made, at the option of the Holder hereof, either at the principal office of the relevant Custodian or at the Principal Office of the Depositary for further delivery to such Holder, provided that the forwarding of certificates for Shares or other Deposited Securities for such delivery at the Principal Office of the Depositary shall be at the request, risk and expense of the Holder hereof, and for the account of such Holder.

A Receipt surrendered for such purposes shall if so required by the Depositary be properly endorsed in blank or accompanied by proper instruments of transfer in blank, and if the Depositary so requires the Holder thereof shall execute and deliver to the Depositary a written order directing the Depositary to cause the Deposited Securities being withdrawn to be delivered to or upon the written order of a person or persons designated in such order. Thereupon, the Depositary shall direct the relevant Custodian to deliver at the designated office of such Custodian, subject to Sections 2.06, 3.01, 3.02 and 5.09 and to the other terms and conditions of the Deposit Agreement, to the Company's Memorandum and Articles of Association, and to the provisions of or governing the Deposited Securities and other applicable laws, now or hereafter in effect, to or upon the written order of the person or persons designated in the order delivered to the Depositary if so required by the Depositary as provided above, the Deposited Securities represented by such Receipt together with any certificate or other proper documents of or relating to title for the Deposited Securities, or evidence of the electronic or book-entry transfer thereof, if available, as the case may be, to or for the account of such person, except that the Depositary may make delivery to such person or persons at the Principal Office of the Depositary of any dividends or distributions with respect to the Deposited Securities represented by such Receipt, or of any proceeds of sale of any dividends, distributions or rights, which may at the time be held by the Depositary for further delivery to such Holder.

The Depositary shall only issue American Depositary Shares in whole numbers and shall only deliver Receipts evidencing whole numbers of American Depositary Shares.

(3) Transfers, Split-Ups and Combinations of Receipts. Subject to the limitations set forth herein and in the Deposit Agreement, the transfer of this Receipt is registrable on the books of the Depositary at its Principal Office by the Holder hereof in person or by duly authorized attorney, upon surrender of this Receipt at any of the Depositary's designated transfer offices, properly endorsed for transfer or accompanied by a proper instrument or instruments of transfer (including any certifications that the Depositary or the Company may require in order to comply with applicable laws, signature guarantees in accordance with standard industry practice and the accurate completion of any endorsements appearing on this Receipt) and (i) duly stamped as may be required by the laws of the State of New York and the United States of America, and (ii) accompanied by funds sufficient to pay any applicable transfer taxes, duties and the fees and expenses of the Depositary including the fees set forth in Article (10) hereof, and upon compliance with such regulations, if any, as the Depositary may establish for such purpose, subject to Article (23) of this Receipt. This Receipt may be split into other such Receipts, or may be combined with other such Receipts into one Receipt for any authorized number of American Depositary Shares requested, evidencing the same aggregate number of American, Depositary Shares as the Receipt or Receipts surrendered.

(4) Pre-Conditions to Registration, Transfer, Etc. As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any Receipt or withdrawal of any Deposited Securities, the Depositary, any Custodian or any Registrar may require payment from the presenter of the Receipt of a sum sufficient to reimburse it for any tax, duties or other governmental charge and any stock transfer or registration fee with respect thereto (including any such tax, duty, charge, fee and expense with respect to Shares being deposited or Deposited Securities being withdrawn) and payment of any applicable fees as provided in this Receipt or in Exhibit B to the Deposit Agreement, may require the production of proof satisfactory to it as to the identity and genuineness of any signature or other matters, subject to Article (23) of this Receipt, and may also require compliance with any laws or governmental regulations relating to American depositary receipts or to the withdrawal of Deposited Securities.

After consultation with the Company, the delivery of Receipts against deposits of Shares generally or against deposits of particular Shares may be suspended, or the delivery of Receipts against the deposit of, particular Shares may be withheld, or the registration of transfer of Receipts in particular instances may be refused, or the registration of transfer of outstanding Receipts generally may be suspended, during any period when the transfer books of the Depositary or the Company (or the appointed agent for the Company for the transfer and registration of Shares, which may but need not be the Share Registrar) are closed, or if any such action is deemed necessary or advisable by the Depositary or the Company in good faith at any time or from time to time because of any requirement of law or of any government or governmental body or commission, or under any provision of the Deposit Agreement or under the Company's Memorandum and Articles of Association or for any other reason, subject in all cases to Article (23) hereof.

Notwithstanding any other provision of the Deposit Agreement, the surrender of outstanding Receipts and withdrawal of Deposited Securities may not be suspended except as required in General Instructions IA(1) to Form F-6 (as may be amended) under the Securities Act of 1933 in connection with (i) temporary delays caused by closing the transfer books of the Depositary or the Company (or the appointed agent for the Company for the transfer and registration of Shares) or the deposit of Shares in connection with voting at a shareholders' meeting or the payment of dividends, (ii) the payment of fees, taxes, duties and similar charges, and (iii) compliance with any U.S. or foreign laws or governmental regulations relating to the Receipts or to the withdrawal of the Deposited Securities. Without limitation of the foregoing, the Depositary shall not knowingly accept for deposit under the Deposit Agreement any Shares or other Deposited Securities required to be registered under the provisions of the Securities Act of 1933, unless a registration statement is in effect as to such shares.

(5) Disclosure of Beneficial Ownership: Filing Proofs, Certificates. Notwithstanding any other provision of this Deposit Agreement, the Company or the Depositary may from time to time request Holders or former Holders to provide information as to the capacity in which they hold or held Receipts or Shares and regarding the identity of any other persons then or previously interested in such Receipts or Shares and the nature of such interest and various other matters. Each Holder agrees to provide any such information reasonably requested by the Company or the Depositary pursuant to this Section whether or not such person or entity is still a Holder at the time of such request. The Depositary agrees to use reasonable efforts to comply with written instructions received from the Company in a timely manner (i) requesting that the Depositary forward any such requests to the Holders and forward to the Company any such responses to such requests received by the Depositary, and (ii) with respect to enforcing such laws, rules and the Memorandum and Articles of Association of the Company, including sanctions the Company may authorize the Depositary to invoke in the event a Holder fails to comply with such requests. Each Holder agrees to make such disclosure of interests in shares of the Company as may be required to be made by such Holder under any laws, regulations or codes of practice applicable in Hong Kong whether or not the same may be enforceable against such Holder.

The Depositary shall use its reasonable efforts to carry out written instructions from the Company with respect to the Company's enforcing the provisions of the Hong Kong Securities (Disclosure of Interests) Ordinance and any other legislation or regulations of Hong Kong from time to time relating to disclosure of interests, including sanctions that the Company may authorize the Depositary to invoke in the event a Holder fails to provide certain requested information concerning interests in Receipts, Shares, American Depositary Shares or Deposited Securities. Such sanctions may include limitations on the transfer of such Receipts, Shares or Deposited Securities. Enforcement of the provisions of Hong Kong law described in this Section shall be solely the responsibility of the Company and the Holders.

A Holder has a duty under the Hong Kong Securities (Disclosure of Interests) Ordinance to notify the Company and The Stock Exchange of Hong Kong Limited if such Holder becomes aware that his interest in Shares evidenced by Receipts together with any other interests of his Shares is the equivalent of 10% or more (or such percentage as prescribed from time to time under the Hong Kong Securities (Disclosure of Interests) Ordinance) of the issued share capital of the Company. Under the Hong Kong Securities (Disclosure of Interests) Ordinance, such Holder is required to notify the Company further in the event such Holder's interest in the Company's issued share capital changes by it or such Holder ceases to have an interest in 10% or more of the issued share capital of the Company. The change of 1t is calculated by rounding down the percentage of the issued share capital of the Company in which the Holder is aware that he is interested to the nearest whole number. Thus, for example, if an interest increased from 10.9% to 11.1%, there may be a duty to notify the change, but not if it were an increase from 11.1% to 11.9%. It should be noted that for the purpose of the Securities (Disclosure of Interests) Ordinance, the term "interests" is widely defined and a Holder is, in addition to his personal interest, deemed to have an interest in Shares of which his spouse and his child under the age of 18 years are interested and in the Shares registered in the name of a corporation wherein the Holder controls one third of its voting rights or where such a corporation is accustomed to act according to his direction.

Failure by a Holder to disclose his interest in Shares in accordance with the provisions of the Securities (Disclosure of Interests) Ordinance may attract a maximum fine currently equal to HK$100,000.00 and imprisonment for maximum term of two years. Each Holder agrees that in relation to the acquisition of beneficial ownership or control of Shares (including Shares represented by American Depositary Shares), the Holder shall have regard to and shall comply with the Code on Takeovers and Mergers issued by the Securities and Futures Commission of Hong Kong as such code may be amended and supplemented from time to time and agrees to comply with such other laws, regulations and codes of practice applicable to the acquisition of beneficial ownership or control of Shares in Hong Kong whether or not such may be enforceable against such Holder.

Any person presenting Shares for deposit or any Holder may be required from time to time to file such proof of citizenship or residence, taxpayer status, payment of all applicable taxes or other governmental charges, exchange control approval, compliance with applicable laws and the terms of this Deposit Agreement or other information (or, in the case of Shares in registered form presented for deposit, such information relating to the registration on the books of the Company or of the Share Registrar), to execute such certificates and to make such representations and warranties, as the Depositary may deem necessary or proper or as the Company may reasonably require by written request to the Depositary consistent with its obligations hereunder. The Depositary and the Registrar, as applicable, may withhold the execution or delivery or registration of transfer of any Receipt or the distribution or sale of any dividend or distribution of Shares, other property or rights or the distribution of the proceeds of any such sale or the delivery of any Deposited Securities until such proof or other information is filed or such certificates are executed to the Depositary, the Registrar and the Company's satisfaction. The Depositary shall provide the Company, in a timely manner, with copies or originals if necessary and appropriate of (i) any such proofs of citizenship or residence, taxpayer status, or exchange control approval which it receives, and (ii) any other information or documents which the Company may reasonably request and which the Depositary shall request and receive from any Holder or person presenting Shares for deposit.

(6) Ownership Restrictions. The Company may restrict transfers of the Shares where such transfer might result in ownership of Shares exceeding limits under applicable law or the Memorandum and Articles of Association of the Company. The Company may also restrict, in such manner as it deems appropriate, transfers of the American Depositary Shares where such transfer may result in the total number of Shares represented by the American Depositary Shares beneficially owned by a single Holder to exceed the limits under any applicable law. The company may, in its sole discretion, instruct the Depositary to take action with respect to the ownership interest of any Holder in excess of the limitation set forth in the preceding sentence, including but not limited to a mandatory sale or disposition on behalf of a Holder of the Shares represented by the American Depositary Shares held by such Holder in excess of such limitations, if and to the extent such disposition is permitted by applicable law.

(7) Representations and Warranties of Depositors. Every person depositing Shares under the Deposit Agreement, including in settlement of any Pre-Release Transaction (as defined in Article (24) hereof and Section 5.10 of the Deposit Agreement), shall be deemed thereby to represent and warrant that, to the best of such person's knowledge, such Shares and each certificate therefore are validly issued, outstanding, fully paid, non-assessable, not subject to calls for additional payments of any kind and that any preemptive rights have been validly waived or exercised and that the person making such deposit is duly authorized to do so. Each such person shall be deemed to acknowledge complete responsibility for the report of any false information relating to foreign exchange transactions to the Depositary, a Custodian or any governmental authority in Hong Kong in connection with the issuance of Receipts and the deposit, transfer, surrender or withdrawal of shares or Receipts. Every such person shall be deemed to represent that, the deposit of Shares or sale of Receipts by that person is not restricted, and such Shares do not constitute Restricted Securities, under the Securities Act of 1933. Such representations and warranties shall survive any, such deposit, transfer, surrender and withdrawal of Shares and Receipts.

(8) Liability of Holder for Taxes, Duties and Other Charges. If any tax, duty or other governmental charge shall become payable by the Depositary or any Custodian with respect to any Receipt or any Deposited Securities represented by the American Depositary Shares evidenced hereby, such tax, duty or other governmental charge shall be payable by the Holder hereof to the Depositary. The Depositary may refuse to effect any registration of transfer of this Receipt or any withdrawal of Deposited Securities represented by the American Depositary Shares evidenced hereby until such payment is made, and may withhold any dividends or other distributions, or may sell for the account of the Holder hereof any part or all of the Deposited Securities represented by the American Depositary Shares evidenced by this Receipt, and may apply such dividends or other distributions or the proceeds of any such sale in payment of such tax, duty or other governmental charge, the Holder hereof remaining liable for any deficiency. The Holder shall indemnify the Depositary, the Company, each Custodian and any of their respective directors, employees, agents, and Affiliates against, and hold each of then harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of tax, reduced rate of withholding at source or other tax benefit obtained for such Holder pursuant to Section 4.15 of the Deposit Agreement.

(9) (INTENTIONALLY OMITTED)

(10) Charges of Depositary. The Depositary shall charge (1) any party to whom Receipts are issued (including, without limitation, deposit or issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the Receipts or Deposited Securities or a distribution of Receipts pursuant to Section 4.03 or 4.11 of the Deposit Agreement), (2) any party who transfers, makes a withdrawal or surrenders Receipts and (3) any Holder to whom a cash or other distribution is made pursuant to Article (14) hereof or Sections 4.02 through 4.07 and Section 4.16 of the Deposit Agreement. The Company shall pay the expenses, fees or charges of the Depositary, the Registrar, the co-transfer agent and the co-register, if any, as are provided in Exhibit B hereto to be paid by the Company and any other agent of the Depositary appointed under this Deposit Agreement, but only to the extent and in accordance with a written agreement previously entered into between the Company and the Depositary and as such agreement may be amended by the parties thereto from time to time. Holders agree to pay taxes and other governmental charges, registration fees, cable, telex and facsimile transmission and delivery expenses, and customary and other expenses as are incurred by the Depositary in connection with its obligations and duties under the Deposit Agreement as stated in the Deposit Agreement and Exhibit B thereof. The provisions in respect of these charges may be changed in the manner indicated in Article (21) of this Receipt.

(11) Title to Receipts. It is a condition of this Receipt, and every successive Holder of this Receipt by accepting or holding the same consents and agrees, that title to this Receipt (and to each American Depositary Share evidenced hereby), when such Receipt is properly endorsed or accompanied by a proper instrument or instruments of transfer, is transferable by delivery with the same effect as in the case of a negotiable instrument; provided, however, that the Company and the Depositary, notwithstanding any notice to the contrary, may treat the person in whose name this Receipt is registered on the books of the Depositary as the absolute owner hereof for the purpose of determining the person entitled to any distribution of dividends or other distributions or to any notice provided for in the Deposit Agreement and for all other purposes, and neither the Depositary nor the Company shall have the obligations or be subject to any liability hereunder or under the Deposit Agreement to any person or entity claiming an interest in a Receipt unless such person or entity is the registered Holder hereof.

(12) Validity of Receipt. This Receipt shall not be entitled to any benefits under the Deposit Agreement or be valid or obligatory for any purpose, unless this Receipt has been executed by the Depositary by the manual signature of a duly authorized signatory of the Depositary; provided, however, that such signature may be a facsimile if a Registrar has been appointed and this Receipt has been countersigned by the manual signature of a duly authorized officer of the Registrar.

Dated: Countersigned: By: ______________________ Authorized Officer	Citibank, N.A., as Depositary By: ______________________ Vice President

The address of the Principal office of the Depositary is 388 Greenwich Street, New York, New York 10013, U.S.A.

(FORM OF REVERSE OF RECEIPT]
SUMMARY OF CERTAIN ADDITIONAL PROVISIONS
OF THE DEPOSIT AGREEMENT

(13) Reports; Inspection of Transfer Books. The Company currently furnishes the Securities and Exchange Commission with certain public reports and documents required by the laws of Hong Kong and The Stock Exchange of Hong Kong Limited in accordance with Rule 12g3-2(b) of the Exchange Act. Should the Company become subject to additional informational requirements, it will in accordance therewith file reports and other information with the Commission. Such reports and information are available for inspection and copying by Holders at the public reference facilities maintained by the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549.

The Depositary will make available for inspection by Holders at its Principal office and at the office of each Custodian, copies of the Deposit Agreement, any notices reports or communications, including any proxy soliciting material, received from the Company which are both (a) received by the Depositary, a Custodian, or the nominee of any of them as the holder of the Deposited Securities and (b) made generally available to the holders of such Deposited Securities by the Company. To the extent required under Rule 12g3-2(b) or otherwise in accordance with the Securities Exchange Act of 1934, such reports and communications shall be in English. The Depositary will also send to Holders copies of such reports when furnished by the Company to any Custodian pursuant to Section 5.06 of the Deposit Agreement.

The Depositary will keep books for the registration of Receipts and transfers of Receipts which at all reasonable times shall be open for inspection by Holders, provided that such inspection shall not be for the purpose of communicating with Holders in the interest of a business or object other than the business of the Company or a matter related to the Deposit Agreement or the Receipts.

Subject to Article (23) hereof, the Depositary may close the transfer books (with notice to the Company if other than in the ordinary course of business), at any time or from time to time, when deemed expedient by it in connection with the performance of its duties hereunder or at the reasonable written request of the Company.

(14) Dividends and Distributions in Cash. Shares, etc. Whenever the Depositary or any Custodian receives any cash dividend or other cash distribution on any Deposited Securities, the Depositary will, if at the time of receipt thereof any amounts received in a foreign currency can in the reasonable judgment of the Depositary, pursuant to Section 4.08 of the Deposit Agreement, be converted on a reasonable basis, by sale or any other manner that it may determine in accordance with applicable law, into, Dollars transferable to the United States, and subject to the Deposit Agreement, promptly convert or cause to be converted such dividend or distribution into Dollars and will distribute promptly the amount thus received (net of fees of, and expenses incurred by, the Depositary) to the Holders entitled thereto, in proportion to the number of American Depositary Shares representing such Deposited Securities held by them respectively without liability for interest thereon. The Depositary shall distribute only such amount, however, as can be distributed without attributing to any Holder a fraction of one Cent, and any balance not so distributable shall be held by the Depositary (without liability for interest thereon) and shall be added to and become part of the next sum received by the Depositary for distribution to Holders of Receipts then outstanding. Pursuant to Articles (4) and (7) hereof, if the Company or the Depositary is required to withhold and does withhold from any cash dividend or other cash distribution in respect of any Deposited Securities an amount on account of taxes, duties or other governmental charges, the amount distributed to Holders on the American Depositary Shares representing such Deposited Securities shall be reduced accordingly.

If any distribution in respect of any Deposited Securities consists of a dividend in, or free distribution of, Shares, the Company shall deposit or cause such Shares to be deposited with and registered in the name of a Custodian and thereupon the Depositary may, subject to Section 5.07 hereof, either (i) distribute to the Holders entitled thereto, as of the record date fixed pursuant to Section 4.09 of the Deposit Agreement, in proportion to the number of American Depositary Shares representing such Deposited Securities held by them respectively, additional Receipts for American Depositary Shares, which represent in aggregate the number of Shares received as such dividend, or free distribution, subject to the terms of this Deposit Agreement, including, without limitation, Sections 2.02, 2.03, 5.07 and 5.09 of the Deposit Agreement; in lieu of delivering Receipts for fractional American Depositary Shares in any such case, the Depositary shall sell the number of Shares represented by the aggregate of such fractions and distribute the net proceeds, all in the manner and subject to the conditions described in Section 4.02 of the Deposit Agreement, or (ii) if additional Receipts are not so distributed (except pursuant to the preceding sentence), each American Depositary Share shall thenceforth also represent the additional Shares distributed in respect of the Deposited Securities represented thereby. In the event that the Depositary determines that any such distribution is subject to any tax or other governmental charges for which the Depositary is obligated to withhold, or after the Company, in the fulfillment of its obligations under Section 5.07 of the Deposit Agreement, has furnished an opinion of U.S. Counsel determined that such Shares need not be registered under the Securities Act or other laws in order to be distributed to Holders, the Depositary may dispose of all or a portion of such property Shares in such amounts and in such manner, including by public or private sale, as the Depositary deems necessary and practicable to pay any such taxes or charges, or obtain value for Holders from such distribution, and the Depositary shall distribute the net proceeds of any such sale after deduction of such taxes or charges to Holders entitled thereto in proportion to the number of American Depositary Shares held by them respectively and the Depositary shall distribute any unsold balance of such property in accordance with the provisions of this Deposit Agreement.

In the event that the Company shall offer or cause to be offered to the holders of any Deposited Securities any rights to subscribe for additional Shares of the corresponding Series or any rights of any other nature, the Depositary, if requested in writing by the Company or a Holder with the concurrence of the Company and subject to the receipt of an opinion of United States counsel to the Company, reasonably satisfactory to the Depositary, stating whether or not such action requires a registration statement under the Securities Act to be in effect prior thereto, shall take action, subject to the terms of this Deposit Agreement, as follows:

(a)
if at the time of the offering of any rights it is feasible to make such rights available to all or certain Holders but not to others, by means of warrants or otherwise, the Depositary shall distribute warrants or other instruments therefor in such form as it may determine, to the Holders entitled thereto, in proportion to the number of American Depositary Shares representing such Deposited Securities held by them respectively, or employ such other method as may be feasible in order to facilitate the exercise, sale or transfer of rights, or the securities obtainable upon the exercise of such rights by such Holders; or

(b)
if at the time of the offering of any rights it is not feasible to make such rights available to certain Holders by means of warrants or otherwise, or if the rights represented by such warrants or such other instruments are not exercised and appear to be about to lapse, the Depositary shall sell such rights or such warrants or other instruments at public or private sale, in a riskless principal capacity, at such place or places and upon such terms as may be proper, and allocate the proceeds of such sales for the account of the Holders otherwise entitled to such rights, warrants or other instruments upon an averaged or other practicable basis without regard to any distinctions among such Holders because of exchange restrictions or the date of delivery of any Receipt or Receipts, or otherwise, and distribute such net proceeds so allocated to the extent practicable as in the case of a distribution of cash pursuant to Section 4.02 hereof. The Depositary shall not be responsible for (i) any failure to determine that it was in fact lawful or feasible to make such securities available to Holders in general or any Holder or Holders in particular, (ii) any foreign exchange exposure or loss incurred in connection with such sale, or (iii) any liability to the purchaser of such securities.

If the Depositary does not receive such written request from the Company, the Depositary shall, after consultation with the Company, and after obtaining, at the Company's expense, an opinion of United States counsel to the Company, reasonably satisfactory to the Depositary, have discretion whether to, and the procedure to be followed in, (i) making such rights available to the Holders, or (ii) disposing of such rights on behalf of such Holders and distributing the net proceeds available in dollars to such Holders as in the case of a distribution of cash pursuant to Section 4.02 of the Deposit Agreement, or (iii) allowing such rights to lapse.

If, in the opinion of U.S. counsel to the Company, registration (under the Securities Act or any other applicable law) of the securities to which any rights relate may be required in order for the Company to lawfully offer such rights or such securities to Holders and to sell the securities represented by such rights, the Depositary will not make such rights available to the Holders unless and until the Company has provided a statement, duly certified by an officer of the Company, to the effect that a registration statement under the Securities Act covering such rights and securities has been declared effective and remains in effect.

Whenever any Custodian shall receive any distribution other than cash, Shares or rights upon any Deposited Securities, the Depositary may, after consultation with the Company, and shall, if requested in writing by the Company (subject in the latter case to the receipt of an opinion of United States counsel to the Company, as applicable, satisfactory to the Depositary that the proposed distribution does not violate any applicable laws or regulations), cause the securities or property so received to be distributed, net of expenses of the Depositary, to the Holders entitled thereto, as of a record date fixed pursuant to Section 4.09 of the Deposit Agreement, in proportion to the number of American Depositary Shares of the corresponding Series representing such Deposited Securities held by them respectively. If no written request is made and, in the opinion of the Depositary or its counsel, it would not be equitable or practicable to make such distribution or it cannot cause the distribution of such securities to be made proportionately among the Holders entitled thereto, or if for any other reason (including without limitation any requirement (i) that the Company, the Depositary or any Custodian withhold an amount on account of taxes or other governmental charges or (ii) that under applicable securities or exchange control regulations or law, such securities must be registered under the Securities Act or other law in order to be distributed to Holders), the distribution would not be lawful or the Depositary deems such distribution not to be feasible, the Depositary may use any lawful, equitable and practicable method to obtain value for Holders from such distribution, or to pay such taxes or governmental charges, and may rely on such advice, which method may include, but not be limited to, the sale (at public or private sale) of the securities or property thus received, or any part thereof, and the distribution of the net proceeds of any such sale (net of taxes, fees and expenses of the Depositary set forth in Section 5.09 or in Exhibit B of the Deposit Agreement) by the Depositary to the Holders entitled thereto as in the case of a distribution received in cash.

Pursuant to Articles (4) and (7) hereof, if the Depositary determines that any distribution in property (including Shares and rights to subscribe therefor) is subject to any tax, duty or other governmental charges which the Depositary is obligated to withhold, the Depositary may dispose of all or a portion of such property (including Shares and rights to subscribe therefor) in such amounts and in such manner, including by public or private sale, as the Depositary deems necessary and practicable to pay any such taxes, duties or governmental charges, and the Depositary shall distribute the net proceeds of any such sale after deduction of such taxes, duties or governmental charges to Holders entitled thereto in proportion to the number of American Depositary Shares held by them respectively and shall distribute any unsold balance of such property in accordance with the provisions of the Deposit Agreement.

(15) Fixing of Record Date. Whenever the Depositary shall receive notice of the fixing of a record date by the Company for the determination of holders of Deposited Securities entitled to receive any cash dividend or other cash distribution or any distribution other than cash, or any rights to be issued with respect to the Deposited Securities, or whenever for any reason the Depositary causes a change in the number of Shares that are represented by each American Depositary Share, or whenever the Depositary shall receive notice of any meeting of holders of Shares or other Deposited Securities, or whenever the Depositary shall find it necessary or convenient in connection with the giving of any notice, solicitation of any consent or any other matter, the Depositary shall, after consultation with the Company, fix a record date for the determination of the Holders of Receipts who shall be entitled to receive such dividend, distribution rights or the net proceeds of the sale thereof, to give instructions for the exercise of voting rights at any such meeting, or to give or withhold such consent, or to receive such notice or solicitation or to otherwise take action, or to exercise the rights of Holders with respect to such changed number of Shares represented by each American Depositary Share. Subject to the provisions of Sections 4.02 through 4.08 of the Deposit Agreement and to the other terms and conditions of this Receipt and the Deposit Agreement, the Holders of Receipts at the close of business on such record date shall be entitled to receive the amount distributable by the Depositary with respect to such dividend or other distribution or such rights or the net proceeds of sale thereof in proportion to the number of American Depositary Shares held by them respectively, or to give such voting instructions, to receive such notice or solicitation, or otherwise take action.

(16) Voting of Deposited Securities. As soon as practicable after receipt of notice of any meeting at which the holders of Shares are entitled to vote, or of solicitation of consents or proxies from holders of Shares or other Deposited Securities, the Depositary shall fix a record date in respect of such meeting for the giving of instructions for voting or such consent or proxy.. The Depositary shall mail, if requested in writing in a timely manner by the Company, to Holders of Receipts: (a) such notice of meeting, (b) a statement that the Holders at the close of business on the specified record date will be entitled, subject to any applicable law, the Company's Memorandum and Articles of Association and the provisions of or governing Deposited Securities (which provisions, if any, shall be summarized in pertinent part by the Company), to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Shares' or other Deposited Securities represented by such Holder's American Depositary Shares, and (c) a brief statement as to the manner in which such instructions may be given. Upon the written request of a Holder of American Depositary Shares evidenced by a Receipt on such record date received on or before the date established by the Depositary for such purpose, the Depositary shall endeavor, insofar as practicable and permitted under applicable law and the provisions of the Company's Memorandum and Articles of Association and the provisions of the Deposited Securities, to vote or cause the relevant Custodian to vote the Shares and/or other Deposited Securities represented by American Depositary Shares evidenced by such Receipt in accordance with the instructions set forth in such request.

Neither the Depositary nor any Custodian shall, under any circumstances exercise any discretion as to voting and neither the Depositary nor any Custodian shall vote, attempt to exercise the right to vote, or in any way make use of, for purposes of establishing a quorum or otherwise, the Shares or other Deposited Securities represented by American Depositary Shares except pursuant to and in accordance with such written instructions from Holders. Shares or other Deposited Securities represented by American Depositary Shares for which no specific voting instructions are received by the Depositary from the Holder shall not be voted.

The Company's Articles of Association as of the date hereof provide that resolutions put to the vote of shareholders at a meeting are decided by a show of hands of those shareholders physically present at the meeting (unless a poll is validly demanded). On a show of hands, each shareholder present may exercise one vote regardless of the number of votes held by such shareholder. The Company's Articles of Association permit certain persons to demand a vote by poll either before or on the declaration of the result of the show of hands. As of the date hereof, these persons are (i) the chairman of the meeting, (ii) any three shareholders present at the meeting in person or by proxy, (iii) any shareholder (or shareholders) present at the meeting in person or by proxy and representing at least one-tenth of the total voting rights of the shareholders entitled to vote at the meeting and (iv) any shareholder :(or shareholders) present at the meeting in person or by proxy and holding shares representing at least one-tenth of the total paid-up share capital of the Company. If a vote by poll is held, each shareholder who is either physically present at the meeting or is not physically present but is voting by proxy has one vote per share; any shareholder so entitled to more than one vote need not cast all of its votes in the same manner. For purposes of the Company's Articles of Association, a shareholder that is a body corporate may appoint an authorized representative to attend the meeting through which the shareholder is effectively treated as being physically present. The foregoing is only a summary of certain provisions of the Company's Articles of Association and is qualified in its entirely by the full text of such Articles of Association, which are available for inspection at the office of the Depositary.

The Depositary may (but shall not be required to) send a representative to meetings of the Company's shareholders. If a representative of the Depositary is present at a meeting of the Company's shareholders, and a vote by poll is demanded, the Depositary intends to support such demand. However, in the event no such motion is made, and such vote is therefore conducted by a show of hands, the Depositary shall cause the Deposited Securities represented by the American Depositary Shares to be voted in accordance with the majority vote of the written instructions of the Holders or Beneficial Owners timely received by the Depositary from such Holders or Beneficial Owners. In the event of a vote conducted by poll, the Depositary shall cause to be voted the Deposited Securities represented by the American Depositary Shares in accordance with instructions set forth in the written requests of the Holders or the Beneficial Owners.

Among companies organized in Hong Kong with Articles of Association similar to those of the Company, votes by poll have been relatively rare. Consequently, a Holder may be unable as a practical matter to have its voting preferences expressed at a meeting of the Company's shareholders unless it withdraws from the deposit facility the Shares represented by the American Depositary Shares of such Holder (and pays the requisite fees for such withdrawal), causes the Shares to be registered in the Holder's name and attends (or sends a representative to) the meeting. Holders may receive insufficient notice of a meeting to permit such withdrawal and registration of the Shares prior to the record date for the meeting.

(17) Changes Affecting Deposited Securities. Upon any change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting the Company or to which it is a party, any securities which shall be received by the Depositary or a Custodian in exchange for, or in conversion of or replacement or otherwise in respect of, such Deposited Securities (other than pursuant to Article (14) hereof or Sections 4.03, 4.04 and 4.05 of the Deposit Agreement) shall be treated as new Deposited Securities under the Deposit Agreement, and the Receipts shall, subject to the provisions of the Deposit Agreement and applicable law, evidence American Depositary Shares representing the right to receive such additional reduced or otherwise modified securities. Alternatively, the Depositary may, with the Company's approval, and shall, if the Company shall so request (subject in the latter case to the terms of the Deposit Agreement and to the receipt of an opinion of United States counsel to the Company satisfactory to the Depositary that such distributions are not in violation of any applicable laws or regulations), execute and deliver additional Receipts as in the case of a stock dividend on the Shares, or call for the surrender of outstanding Receipts to be exchanged for new Receipts, in either case, as well as in the event of newly deposited Shares, with necessary modifications to the form of Receipt contained in Exhibit A to the Deposit Agreement, specifically describing such new Deposited Securities or corporate change. The Company agrees to, jointly with the Depositary, amend the Registration Statement on Form F-6 as filed with the Commission to permit the issuance of such new Receipts. Notwithstanding the foregoing, in the event that any security so received may not be lawfully distributed to some or all Holders, the Depositary may, and with the Company's approval, shall if the Company requests (subject in the latter case to the receipt of an opinion of United States counsel to the Company satisfactory to the Depositary that such action is not in violation of any applicable laws or regulations), if the Company requests, sell such securities at public or private sale, at such place or places and upon such terms as it may deem proper and may allocate the net proceeds of such sales for the account of the Holders otherwise entitled to such securities upon an averaged or other practicable basis without regard to any distinctions among such Holders and distribute the net proceeds so allocated to the extent practicable as in the case of a distribution received in cash pursuant to Section 4.02 of the Deposit Agreement. The Depositary shall not be responsible for (i) any failure to determine that it may be lawful or feasible to make such securities available to Holders in general or any Holder or Holders in particular, (ii) any foreign exchange exposure or loss incurred in connection with such sale, or (iii) any liability to the purchaser of such securities.

(18) (INTENTIONALLY OMITTED)

(19) Liability of the Company and the Depositary. Neither the Depositary, the Company nor any of their respective Related Parties, if any, will incur any liability to any Holder or other person if, by reason of (1) any present or future law, the Memorandum and Articles of Association of the company, (ii) any instrument evidencing or governing any Deposited Security, or (iii) any act of God, war or other circumstance beyond its control, the Depositary, the Company or any of their respective Related Parties shall be prevented, delayed or forbidden from doing or performing any act or thing which by the terms of the Deposit Agreement it is provided shall or may be done or performed by any of them, or by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement. Each of the Depository, the Company, and their respective Related Parties assumes no obligation and shall be subject to no liability under the Deposit Agreement or this Receipt to Holders or other persons (including, without limitation, liability with respect to the validity or worth of the Deposited Securities), except to perform such obligations as are specifically set forth and undertaken by it to perform in the Deposit Agreement in good faith and using its reasonable judgment. The Depositary and the Company undertake to perform such duties and only such duties as are specifically set forth in the Deposit Agreement, and no implied covenants or obligations will be read into the Deposit Agreement against the Depositary or the Company or any of their respective Related Parties. None of the Depositary or any of its Related Parties will be (a) under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or this Receipt that in its opinion may involve it in expense or liability, unless indemnity satisfactory to it in its sole discretion against all expense and liability be furnished as often as may be required or (b) liable for any action or inaction by it or them in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Holder or any other person believed by it or them in good faith to be competent to give such advice or information. The Depositary, the Company and their respective Related Parties may rely and shall be protected in acting upon any written notice, request, direction or other document believed by them in good faith to be genuine and to have been signed or presented by the proper party or parties. Subject to the provisions of this paragraph (19), the Depositary and its agents will not be liable for any failure to carry out any instructions to vote any of the Deposited Securities, for the manner in which any such vote is cast or for the effect of any such vote. The Depositary may own and deal in any class of securities of the Company and its affiliates and in Receipts.

(20) Resignation and Removal of the Depositary; appointment of Successor Depositary. The Depositary may at any time resign as Depositary under the Deposit Agreement by written notice of its election so to do delivered to the Company, such resignation to be effective on the earlier of (i) the 60th day after delivery thereof to the Company, or (ii) upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement. The Depositary may at any time be removed by the Company by written notice of such removal which notice shall be effective on the earlier of (i) the 60th day after delivery thereof to the Depositary, or (ii) upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement. In case at any time the Depositary acting hereunder shall resign or be removed, the Company shall use its best efforts to appoint a successor depositary which shall be a bank or trust company having an office in the Borough of Manhattan, the City of New York. Every successor depositary shall execute and deliver to its predecessor and to the Company an instrument in writing accepting its appointment hereunder, and thereupon such successor depositary, without any further act or deed, shall become fully vested with all the rights, powers, duties and obligations of its predecessor, but such predecessor, nevertheless, upon payment of all sums due it and on the written request of the Company shall (i) execute and deliver an instrument transferring to such successor all rights and powers of such predecessor hereunder, (ii) duly assign, transfer and deliver all right, title and interest to the Deposited Securities to such successor, and (iii) deliver to such successor a list of the Holders of all outstanding Receipts and such other information relating to Receipts and Holders thereof as the successor may reasonably request. Any such successor depositary shall promptly mail notice of its appointment to such Holders.

Any corporation into or with which the Depositary may be merged or consolidated shall be the successor of the Depositary without the execution or filing of any document or any further act.

(21) Amendment. The form of the Receipts in respect of the Shares and any provisions of the Deposit Agreement may at any time and from time to time be amended by written agreement between the Company and the Depositary in any respect which they may deem necessary or desirable without the consent of the Holders. Any amendment which shall impose or increase any fees or charges (other than charges for custody, transfer and registration fees, fees in connection with foreign exchange control regulations, and taxes and other governmental charges), or which shall otherwise prejudice any substantial existing right of Holders or Beneficial Owners, shall not, however, become effective as to outstanding Receipts until the expiration of 60 days after notice of such amendment shall have been given to the Holders of outstanding Receipts. The parties hereto agree that any amendments which (i) are reasonably necessary (as agreed by the Company and the Depositary) in order for (a) the American Depositary Shares to be registered on Form F-6 under the Securities Act or (b) the American Depositary Shares or Shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by Holders, shall be deemed not to prejudice any substantial rights of Holders or Beneficial Owners. Every Holder and Beneficial Owner at the time any amendment so becomes effective shall be deemed, by continuing to hold such Receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event shall any amendment impair the right of the Holder to surrender such Receipt and receive therefor the Deposited Securities represented thereby, except in order to comply with mandatory provisions of applicable law. Notwithstanding the foregoing, if any governmental body should adopt new laws, rules or regulations which would require amendment of the Deposit Agreement to ensure compliance therewith, the Company and the Depositary may amend the Deposit Agreement and the Receipt at any time in accordance with such changed rules. Amendments to the Deposit Agreement in such circumstances may become effective before a notice of such amendment is given to Holders and before the expiration of any time period set forth above if, and only to the extent, required to ensure compliance with such new laws, rules or regulations.

(22) Termination. The Depositary shall, at any time at the written direction of the Company, terminate the Deposit Agreement by mailing notice of such termination to the Holders of all Receipts then outstanding at least 30 days prior to the date fixed in such notice for such termination. If 60 days shall have expired after (i) the Depositary shall have delivered to the Company a written notice of its election to resign, or (ii) the Company shall have delivered to the Depositary a written notice of the removal of the Depositary, and in either case a successor depositary shall not have been appointed and accepted its appointment as provided in Article (20) hereof and Section 5.04 of the Deposit Agreement, the Depositary may terminate the Deposit Agreement by mailing notice of such termination to the Holders of all Receipts then outstanding at least 30 days prior to the date fixed by the Depositary with the consent of the Company (which consent shall not be unreasonably withheld) for such termination. On and after the date of termination of the Deposit Agreement, the Holder will, upon surrender of this Receipt at the Principal Office of the Depositary, upon the payment of the charges of the Depositary for the surrender of Receipts referred to in Article (2) hereof and Section 2.05 of the Deposit Agreement and subject to the conditions and restrictions therein set forth, and upon payment of any applicable taxes or governmental charges, be entitled to delivery, to him or upon his order, of the amount of Deposited Securities represented by such Receipt. If any Receipts shall remain outstanding after the date of termination of the Deposit Agreement, the Registrar thereafter shall discontinue the registration of transfers of Receipts, and the Depositary shall suspend the distribution of dividends to the Holders thereof, and shall not give any further notices or perform any further acts under the Deposit Agreement, except that the Depositary shall continue to collect dividends and other distributions pertaining to Deposited Securities, shall sell rights as provided in the Deposit Agreement, and shall continue to deliver Deposited Securities, subject to the conditions and restrictions set forth in Section 2.05 of the Deposit Agreement, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for Receipts surrendered to the Depositary (after deducting, or charging, as the case may be, in each case the charges of the Depositary for the surrender of a Receipt, any expenses for the account of the Holder in accordance with the terms and conditions of the Deposit Agreement and any applicable taxes or governmental charges or assessments). At any time after the expiration of six months from the date of termination of the Deposit Agreement, the Depositary may sell the Deposited Securities then held hereunder and may thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it hereunder, in an unsegregated escrow account, without liability for interest for the pro rata benefit of the Holders of Receipts whose Receipts have not theretofore been surrendered. After making such sale, the Depositary shall be discharged from all obligations under the Deposit Agreement with respect to the Receipts and the Shares, Deposited Securities and American Depositary Shares, except to account for such net proceeds and other cash (after deducting, or charging, as the case may be, in each case the charges of the Depositary for the surrender of a Receipt, any expenses for the account of the Holder in accordance with the terms and conditions of the Deposit Agreement and any applicable taxes or governmental charges or assessments) and except for its obligations to the Company under Sections 5.08 and 5.09 of the Deposit Agreement. Upon the termination of the Deposit Agreement as to Receipts, the Company shall be discharged from all obligations under the Deposit Agreement as to the Receipts and the Shares, Deposited Securities and American Depositary Shares except for its obligations to the Depositary under Articles (10) and (18) hereof, and Sections 5.08 and 5.09 of the Deposit Agreement.

(23) Comp1iance with U.S. Securities Laws. Notwith-standing any provisions in this Receipt or the Deposit Agreement to the contrary, the Company and the Depositary have each agreed that it will not exercise any rights it has under the Deposit Agreement or this Receipt to prevent the withdrawal or delivery of deposited Securities in a manner which would violate the United States securities laws, including, but not limited to, Section I A(1) of the General Instructions to the Form F-6 Registration Statement, as amended from time to time, under the Securities Act of 1933.

(24) Certain Rights of the Depositary; Limitations. Subject to the further terms and provisions of this Article (24), the Depositary or any Custodian, when acting other than in their respective capacities of Depositary and Custodian under the Deposit Agreement, and their respective agents (other than agents acting for them in their capacities as Depositary and Custodian), for their own accounts or the accounts of others, may own and deal in any class of securities of the Company and its Affiliates and in Receipts. The Depositary may issue Receipts against evidence of rights to receive Shares from the Company, any agent of the Company or any custodian, registrar, transfer agent, clearing agency or other entity involved in ownership or transaction records in respect of the Shares. Such evidence of rights shall consist of written blanket or specific guarantees of ownership of Shares furnished on behalf of the holder thereof. In their respective capacities as Depositary and Custodian, neither the Depositary nor the Custodian shall lend Shares or Receipts; provided, however, that the Depositary may (i) issue Receipts prior to the receipt of Shares pursuant to Section 2.02 of the Deposit Agreement and (ii) deliver Shares prior to the receipt and cancellation of Receipts pursuant to Section 2.05. of the Deposit Agreement, including Receipts which were issued under (i) above but for which Shares may not have been received (each such transaction a "Pre-Release Transaction"). The Depositary may receive Receipts in lieu of Shares under (i) above and receive Shares in lieu of Receipts under (ii) above. Each such Pre-Release Transaction will be (a) accompanied by or subject to a written agreement whereby the person or entity (the "Applicant") to whom Receipts or Shares are to be delivered (w) represents that at the time of the Pre-Release Transaction the Applicant or its customer owns the Shares or Receipts that are to be delivered by the Applicant under such Pre-Release Transaction, (x) agrees to indicate the Depositary as owner of such Shares or Receipts in its records and to hold such Shares or Receipts in trust for the Depositary until such Shares or Receipts are delivered to the Depositary or a Custodian, (y) unconditionally guarantees to deliver to the Depositary or such Custodian, as applicable, such Shares or Receipts and (z) agrees to any additional restrictions or requirements that the Depositary deems appropriate, (b) at all times fully collateralized with cash, United States government securities or such other collateral as the Depositary believes in good faith will provide substantially similar liquidity and security appropriate, (c) terminable by the Depositary on not more than five (5) business days notice and (d) subject to such further indemnities and credit regulations as the Depositary deems appropriate. The Depositary will normally limit the aggregate number of Receipts and Shares involved in such Pre-Release Transactions at any one time to not more than thirty percent (30%) of the Receipts outstanding (without giving effect to Receipts outstanding under (i) above). If the Depositary reasonably believes that there is a need to exceed the said limit (including, without limitation, because of settlement procedures), the Depositary may exceed such limit, provided that if such limit shall be exceeded for a period of greater than 7 business days, the Depositary will promptly notify the Company that such limit has been exceeded and, upon written notice from the Company requesting the Depositary to remedy such circumstance, take such measures as the Depositary and the Company agree are necessary. The Depositary may also set limits with respect to the number of Receipts and Shares involved in Pre-Release Transactions with any one person on a case by case basis as it deems appropriate. The Depositary may retain for its own account any compensation received by it in conjunction with the foregoing. Collateral provided pursuant to (b) above, but not earnings thereon, shall be for the benefit of the Holders.

(ASSIGNMENT AND TRANSFER SIGNATURE LINES)

FOR VALUE RECEIVED, the undersigned Holder hereby sell(s), assign(s) and transfer (s) unto                          whose taxpayer identification number is                        and whose address including postal zip code is                               , the within Receipt and all rights thereunder, hereby irrevocably constituting and appointing                            attorney-infact to transfer said Receipt on the books of the Depositary with full power of substitution in the premises.

Dated:	Name:
By:
Title:

NOTICE: The signature of the Holder to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatsoever. If the endorsement be executed by an attorney, executor, administrator, trustee or guardian, the person executing the endorsement must give his full title in such capacity and proper evidence of authority to act in such capacity, if not on file with the Depositary, must be forwarded with this Receipt. All endorsements or assignments of Receipts must be guaranteed by a member of a Medallion Signature Program approved by the Securities Transfer Association, Inc.

SIGNATURE GUARANTEED

NOTICE OF NAME CHANGE FOR POWER ASSETS HOLDINGS LIMITED

TO THE HOLDERS AND BENEFICIAL OWNERS OF
AMERICAN DEPOSITARY SHARES (“ADSs”)
REPRESENTING THE DEPOSITED SECURITIES OF POWER ASSETS HOLDINGS LIMITED
(formerly known as “Hongkong Electric Holdings Limited”)

ISSUER:	Power Assets Holdings Limited (formerly known as “Hongkong Electric Holdings Limited”), a company incorporated under the laws of Hong Kong (the “Company”).
DEPOSITARY:	CITIBANK, N.A.
DEPOSIT AGREEMENT:	Deposit Agreement, dated as of July 29, 1996, among the Company, the Depositary and all Holders and Beneficial Owners of American Depositary Receipts.
DEPOSITED SECURITIES:	Ordinary shares, par value HK$1.00 per share, of the Company.
ADS CUSIP NOS:	438580300
ADS RATIO:	One (1) Share to one (1) ADS.
EFFECTIVE DATE:	March 1, 2011.

The Company has informed the Depositary that it has changed its corporate name from “Hongkong Electric Holdings Limited” to “Power Assets Holdings Limited”  The new corporate name of the Company and the resulting cusip number for the ADSs will, as of the Effective Date, be as follows:

Old Name:	Hongkong Electric Holdings Limited
New Name:	Power Assets Holdings Limited

Old Cusip No.:	438580300
New Cusip No.:	739197200

Please note that ADR certificates issued prior or subsequent to the date hereof, which do not reflect the changes to the form of ADR certificate effected hereby, do not need to be exchanged for new ADR certificates and may remain outstanding until such time as the holder thereof chooses to surrender them for any reason under the Deposit Agreement.

If you have any questions regarding the above amendment, please contact Citibank, N.A. at 1-877-248-4237.

Citibank, N.A., as Depositary

February 24, 2011